AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

                                   dated as of

                                October 26, 2000

                                      among

                            FLOWERS INDUSTRIES, INC.,

                                 KELLOGG COMPANY

                                       and

                         KANSAS MERGER SUBSIDIARY, INC.











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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1      DEFINITIONS.....................................................2
               Section 1.01.   Definitions.....................................2

ARTICLE 2      THE TRANSACTION.................................................6
               Section 2.01.   The Spin-Off....................................6
               Section 2.02.   The Merger......................................6
               Section 2.03.   Conversion of Shares............................7
               Section 2.04.   Surrender and Payment...........................7
               Section 2.05.   Dissenting Shares...............................9
               Section 2.06.   Equity Compensation Arrangements;
                               Share Equivalents...............................9
               Section 2.07.   Adjustments.....................................9
               Section 2.08.   Withholding Rights.............................10
               Section 2.09.   Lost Certificates..............................10
               Section 2.10.   Associated Rights..............................10
               Section 2.11.   Calculation of Adjustment Amount...............10

ARTICLE 3      THE SURVIVING CORPORATION......................................10
               Section 3.01.   Articles of Incorporation......................10
               Section 3.02.   Bylaws.........................................11
               Section 3.03.   Directors and Officers.........................11

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................11
               Section 4.01.   Corporate Existence and Power..................11
               Section 4.02.   Corporate Authorization........................12
               Section 4.03.   Governmental Authorization.....................12
               Section 4.04.   Non-Contravention..............................12
               Section 4.05.   Capitalization.................................13
               Section 4.06.   SEC Filings....................................14
               Section 4.07.   Financial Statements...........................14
               Section 4.08.   Disclosure Documents...........................15
               Section 4.09.   Absence of Certain Changes.....................16
               Section 4.10.   No Undisclosed Material Liabilities............17
               Section 4.11.   Compliance with Laws and Court Orders..........18
               Section 4.12.   Litigation.....................................18
               Section 4.13.   Finders' Fees..................................18
               Section 4.14.   Opinion of Financial Advisers..................18
               Section 4.15.   Taxes..........................................18
               Section 4.16.   Employee Benefit Plans.........................20
               Section 4.17.   Environmental Matters..........................22
               Section 4.18.   Antitakeover Statute and Rights Agreement......23
               Section 4.19.   Insurance......................................24


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               Section 4.20.   Certain Contracts; Indemnities; Indebtedness...24

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF PARENT.......................25
               Section 5.01.   Corporate Existence and Power..................25
               Section 5.02.   Corporate Authorization........................25
               Section 5.03.   Governmental Authorization.....................25
               Section 5.04.   Non-Contravention..............................25
               Section 5.05.   Disclosure Documents...........................26
               Section 5.06.   Finders' Fees..................................26
               Section 5.07.   Adequate Funds.................................26

ARTICLE 6      COVENANTS OF THE COMPANY.......................................26
               Section 6.01.   Conduct of the Company.........................26
               Section 6.02.   Shareholder Meeting; SEC Filings...............29
               Section 6.03.   Access to Information..........................29
               Section 6.04.   No Solicitation................................30
               Section 6.05.   Third Party Standstill Agreements..............32
               Section 6.06.   Rights Agreement...............................32
               Section 6.07.   Spin-Off.......................................33

ARTICLE 7      COVENANTS OF PARENT............................................33
               Section 7.01.   Obligations of Merger Subsidiary...............33
               Section 7.02.   Director and Officer Liability.................33

ARTICLE 8      COVENANTS OF PARENT AND THE COMPANY............................34
               Section 8.01.   Reasonable Efforts.............................34
               Section 8.02.   Certain Filings................................35
               Section 8.03.   Public Announcement............................36
               Section 8.04.   Further Assurances.............................36
               Section 8.05.   Notices of Certain Events......................36

ARTICLE 9      CONDITIONS TO THE MERGER.......................................36
               Section 9.01.   Conditions to Obligations of Each Party........36
               Section 9.02.   Conditions to the Obligations of Parent
                               and Merger Subsidiary..........................37
               Section 9.03.   Conditions to the Obligations of the Company...38

ARTICLE 10     TERMINATION....................................................38
               Section 10.01.  Termination....................................38
               Section 10.02.  Effect of Termination..........................39

ARTICLE 11     MISCELLANEOUS..................................................40
               Section 11.01.  Notices........................................40
               Section 11.02.  Survival of Representations and Warranties;
                               Indemnification................................41
               Section 11.03.  Amendments; No Waivers.........................41
               Section 11.04.  Expenses.......................................41



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               Section 11.05.  Successors and Assigns.........................42
               Section 11.06.  Governing Law..................................43
               Section 11.07.  Jurisdiction...................................43
               Section 11.08.  Waiver of Jury Trial...........................43
               Section 11.09.  Counterparts; Effectiveness; Benefit...........43
               Section 11.10.  Entire Agreement...............................43
               Section 11.11.  Captions.......................................43
               Section 11.12.  Severability...................................43
               Section 11.13.  Specific Performance...........................44



ANNEX A  Distribution Agreement

SCHEDULE I  Per Share Adjustment Amount























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                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER dated as of October 26, 2000, (this "Agreement") among Flowers Industries, Inc., a Georgia corporation (the "Company"), Kellogg Company, a Delaware corporation ("Parent"), and Kansas Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, prior to the Effective Time (as defined below), the assets of the Company will consist of (i) 100% of the shares of Common Stock of Flowers Foods, Inc., a Georgia corporation ("Spinco") and (ii) 46,197,466 shares of common stock, $0.01 par value of Keebler Foods Company, a Delaware corporation ("ELF"), representing a majority of the outstanding voting power of ELF on a fully diluted basis (the "ELF Shares") and the liabilities of the Company will consist of certain of the Company's debt;

     WHEREAS, the Company and Spinco are simultaneously herewith entering into a Distribution Agreement (the "Distribution Agreement") in the form of Annex A hereto pursuant to which all of the outstanding shares of Spinco common stock will be distributed to the Company's shareholders (the "Distribution"), and to effect the various transactions contemplated thereby and, with the exception of this Agreement, by the other Transaction Agreements (as defined below) provided that all conditions precedent to the Distribution set forth in the Distribution Agreement have been satisfied, immediately prior to the Effective Time (all such transactions being referred to collectively as the "Spin-Off");

     WHEREAS, (i) Parent, FK Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Newco") and ELF have entered into an Agreement and Plan of Merger dated the date hereof (the "ELF Merger Agreement") pursuant to which Newco will merge with and into ELF (the "ELF Merger") on the terms and conditions set forth therein; (ii) Parent and the Company have entered into a Voting Agreement (the "ELF Voting Agreement") pursuant to which the Company has agreed to execute a written consent with respect to the ELF Shares in favor of the approval of the ELF Merger and adoption of the ELF Merger Agreement; and (iii) in the ELF Merger, each share of Common Stock of ELF, other than the ELF Shares and any Common Stock of ELF held by ELF or Parent, will be converted into the right to receive $42.00 in cash;

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein (the "Merger;" the Spin-Off, the Merger and the other transactions contemplated by the Transaction Agreements sometimes being hereinafter collectively referred to as the "Transaction");

     WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Distribution Agreement (this Agreement, the Distribution Agreement and the other agreements attached hereto or thereto sometimes being hereinafter collectively referred to as the "Transaction Agreements");

     WHEREAS, the Merger will occur only after and conditioned upon the Spin-Off; and

     WHEREAS, for federal income Tax (as defined below) purposes, it is intended that the Transaction will be treated at the Company's shareholder level as an integrated transaction in redemption and disposition of the Company's outstanding capital stock.

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01 DEFINITIONS.

     (a) The following terms, as used herein, have the following meanings:

     "Adjustment Amount" has the meaning ascribed to that term in Schedule I.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person except that ELF shall not be considered an Affiliate of the Company for purposes of Section 4.16.

     "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

     "Benefit Arrangement" means any employment, severance or similar contract or arrangement (oral or written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that on or after January 1, 1994 (i) is not and was not an Employee Plan, (ii) is or was entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and (iii) is not an Employee Arrangement (as defined in the ELF Merger Agreement).

     "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Code" means the Internal Revenue Code of 1986.

     "Company Balance Sheet" means the consolidated balance sheet of the Company as of January 1, 2000 and the footnotes thereto set forth in the Company 10-K.




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     "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended January 1, 2000.

     "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Arrangements listed in the Company Disclosure Schedule.

     "Delaware Law" means the General Corporation Law of the State of Delaware.

     "Employee Arrangement" means any Benefit Arrangement or Employee Plan.

     "Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that on or after January 1, 1994 (i) is or was subject to any provision of ERISA, (ii) is or was maintained, administered or contributed to by the Company or any of its Affiliates and (iii) is not an Employee Arrangement (as defined in the ELF Merger Agreement).

     "Environmental Claims" means any written, or to the Company's knowledge, threatened claim, demand, or notice to or other suit, action, proceeding, investigation of the Company or any of its Subsidiaries by any person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or any of its Subsidiaries.

     "Environmental Laws" means in each case as in effect on the date hereof all Laws of any Governmental Entity or agreements with any Governmental Authority or other third party relating to human health, safety or the environment, including relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act.

     "Environmental Permits" means all permits, licenses, certificates or approvals necessary for the operation of the Company as currently conducted to comply with all applicable Environmental Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "FTC" means the United States Federal Trade Commission.

     "Georgia Law" means the Georgia Business Corporation Code.

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     "Governmental Entity" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

     "Hazardous Substance" means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iv) any substance that is toxic, explosive, corrosive, flammable, radioactive, or otherwise hazardous.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Law" means any applicable federal, state, local or foreign law, statute, common law, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets, or results of operations of such Person and its Subsidiaries, taken as a whole.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) of ERISA.

     "1933 Act" means the Securities Act of 1933.

     "1934 Act" means the Securities Exchange Act of 1934.

     "Per Share Adjustment Amount" has the meaning ascribed to that term in
Schedule I.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Releases" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment, that is not in compliance with Environmental Laws.


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     "Rights" means the preferred stock purchase rights issued pursuant to the terms of the Rights Agreement.

     "Rights Agreement" means the agreement dated as of April 2, 1999 between the Company and First Union National Bank, as Rights Agent.

     "SEC" means the Securities and Exchange Commission.

     "Share Equivalent" means any stock option, warrant, performance share or right of conversion issued pursuant to a stock option, compensatory plan, or similar arrangements.

     "Shares" means the shares of common stock, $0.625 par value, of the Company.

     "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person. For purposes of this Agreement, except in the context of references in Sections 4.07(a), and 4.07(b) to the Company and its Subsidiaries, ELF shall not be deemed to be a Subsidiary of the Company.

     "Title IV Plan" means a plan subject to Title IV of ERISA, other than any Multiemployer Plan.

     "Withdrawal Liability" means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     Any reference to "including" or "include" means "including, without limitation" or "include, without limitation."

     (b) Each of the following terms is defined in the Section set forth opposite such term:

                    Term                                           Section
                    ----                                           -------
       Acquisition Agreement....................................    6.04
       Adverse Recommendation Change............................    6.04
       Arbitrator...............................................    2.11
       Certificates.............................................    2.04
       Company Disclosure Schedule..............................  Article 4
       Company Proxy Statement..................................    4.08
       Company SEC Documents....................................    4.06
       Company Securities.......................................    4.05
       Company Shareholder Meeting..............................    6.02
       Confidentiality Agreement................................    6.03


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       Distribution.............................................  Recitals
       Distribution Agreement...................................  Recitals
       Effective Time...........................................    2.02
       ELF......................................................  Recitals
       ELF Merger...............................................  Recitals
       ELF Merger Agreement.....................................  Recitals
       ELF Shares...............................................  Recitals
       ELF Voting Agreement.....................................  Recitals
       Exchange Agent...........................................    2.04
       Excluded Employee........................................    4.09
       GAAP.....................................................    4.07
       Indemnified Person.......................................    7.03
       IRS......................................................    4.15
       Merger...................................................  Recitals
       Merger Consideration.....................................    2.03
       Newco....................................................  Recitals
       Notice of Superior Proposal..............................    6.04
       Parent...................................................  Recitals
       Preferred Shares.........................................    4.05
       Registration Statement ..................................    4.08
       Series A Preferred Stock.................................    4.05
       Spinco...................................................  Recitals
       Superior Proposal........................................    6.04
       Surviving Corporation....................................    2.02
       Takeover Proposal........................................    6.04
       Tax or Taxes.............................................    4.15
       Tax Return...............................................    4.15
       Taxing Authority.........................................    4.15
       Transaction..............................................  Recitals
       Transaction Agreements...................................  Recitals


                                   ARTICLE 2
                                THE TRANSACTION

     Section 2.01. THE SPIN-OFF. Provided that all conditions precedent to the Spin-Off set forth in the Distribution Agreement have been satisfied, prior to the Effective Time, the Company will cause each Person that is intended to be a party to any Transaction Agreement (other than the Merger Agreement) to enter into each such Transaction Agreement, and, on the terms and subject to the conditions of the Transaction Agreements, immediately prior to the Effective Time, the Company shall effect, and cause Spinco to effect, the Spin-Off.

     Section 2.02.  THE MERGER.

     (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law and Georgia Law, whereupon the separate exis-tence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with each of the Delaware Secretary of State and the Georgia Secretary of State and make all other filings or recordings required by Delaware Law and Georgia Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificates of merger are duly filed with the Georgia Secretary of State and Delaware Secretary of State or at such later time as is specified in the certificates of merger provided that the Effective Time shall not occur unless and until the Spin-Off shall have occurred.

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Georgia Law.

     Section 2.03. CONVERSION OF SHARES.


     (a)  At the Effective Time:

          (i) except as otherwise provided in Section 2.03(a)(ii) or Section 2.05, each Share outstanding immediately prior to the Effective Time other than any Shares that are Share Equivalents, together with the associated Right, shall be converted into the right to receive an amount equal to (1) $42.00 multiplied by 46,197,466, divided by (2) the number of Shares issued and outstanding immediately prior to the Effective Time, less (3) the Per Share Adjustment Amount, in cash per share, without interest (the "Merger Consideration");

          (ii) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

          (iii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (b) The Merger and the Spin-Off shall be effected such that the shares of Spinco to be distributed in the Spin-Off and the Merger Consideration are distributed or paid, as the case may be, only to the same holders of Shares provided that the Spin-Off shall occur prior to the Merger.

     Section 2.04. SURRENDER AND PAYMENT.

     (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") reasonably acceptable to the Company for the purpose of exchanging certificates repre-senting Shares (the "Certificates") for the Merger Consideration. Promptly after the Effective Time, Parent will cause to be deposited with the Exchange Agent the Merger Consideration to be paid in respect of the Shares converted pursuant to Section 2.03(a)(i). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.03(a)(i) will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, and all other documents the Exchange Agent may reasonably require, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or will accrue on the Merger Consideration payable pursuant to the provisions of this Article 2.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not payable.

     (d) At the Effective Time, the stock transfer books of the Company will be closed and there shall be no further registration or transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this
Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) to pay for Shares for which appraisal rights have been requested shall be returned to Parent, upon demand.

     Section 2.05. DISSENTING SHARES. Notwithstanding Section 2.03, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Georgia Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Except as required by applicable Law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. The exercise of appraisal rights under Georgia Law whether or not perfected shall not affect any holder's right to receive a pro-rata share of the Spin-Off.

     Section 2.06.  EQUITY COMPENSATION ARRANGEMENTS; SHARE EQUIVALENTS.

     (a) At or immediately prior to the Effective Time, each Share Equivalent outstanding under any stock option or equity compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such Share Equivalent which shall have been granted or issued under the 1989 Executive Stock Incentive Plan at or promptly after the Effective Time for each such Share Equivalent an amount in cash determined by multiplying (i) the excess, if any, of the Change in Control Price (as defined in the 1989 Executive Stock Incentive Plan) per Share over the applicable exercise price of such Share Equivalent, if any, by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Share Equivalents) had such holder exercised or converted such Share Equivalent into Shares immediately prior to the Effective Time.

     (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Share Equivalents granted under the Company's stock option or equity compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), the Company deems reasonably necessary to give effect to the transactions contemplated by Section 2.06(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any such plans or arrangements until such necessary consents are obtained, and the Company shall withhold from such payments all amounts required by applicable Law or regulation to be withheld for taxes or otherwise.

     Section 2.07. ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon (but excluding the Spin-Off) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to Section

2.06 shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

     Section 2.08. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.09. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

     Section 2.10. ASSOCIATED RIGHTS. References in this Agreement to Shares shall include, unless the context requires otherwise, the associated Rights.

     Section 2.11. CALCULATION OF ADJUSTED AMOUNT. At least 15 Business Days prior to the Effective Time, the Company shall prepare in good faith and deliver to Parent an estimate of the Adjustment Amount, calculated in accordance with
Schedule I. The Company and Parent agree to negotiate in good faith and to use reasonable best efforts to agree on the Adjustment Amount at least 10 Business Days prior to the Effective Time. If the Company and Parent agree on the amount of the Adjustment Amount, then the Adjustment Amount shall equal such agreed amount. In the event that the Company and Parent do not agree on the Adjustment Amount at least 10 Business Days prior to the Effective Time, the parties may jointly engage Morgan Stanley Dean Witter, or the parties may mutually agree to engage another nationally recognized investment banking firm or accounting firm (the "Arbitrator"), to calculate the Adjustment Amount. If the Adjustment Amount is not mutually agreed by the Company and Parent, at least two Business Days prior to the Effective Time, the Arbitrator shall calculate the Adjustment Amount in accordance with Schedule I and shall deliver such amount to the Company and Parent, and the Adjustment Amount shall equal the amount so calculated and delivered. The fees and expenses of the Arbitrator shall be shared equally between Spinco and Parent.


                                   ARTICLE 3
                           THE SURVIVING CORPORATION

     Section 3.01. ARTICLES OF INCORPORATION. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law, provided that, at the Effective

Time, Article First of such articles of incorporation shall be amended to read as follows: "The name of the Corporation is Keebler Holding Corp."

     Section 3.02. BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

     Section 3.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Schedule") the Company represents and warrants to Parent that:

     Section 4.01. CORPORATE EXISTENCE AND POWER.

     (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

     (b) Spinco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not materially impair, delay or prevent the ability of Spinco to consummate the transactions contemplated by the Transaction Agreements. Spinco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not materially impair, delay or prevent the ability of Spinco to consummate the transactions contemplated by the Transaction Agreements. Spinco has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of Spinco as currently in effect.

     Section 4.02. CORPORATE AUTHORIZATION.

     (a) The execution, delivery and performance by the Company and Spinco of the Transaction Agreements and the consummation by the Company and Spinco of the transactions contemplated by such Transaction Agreements are within the Company's and Spinco's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company and will be duly authorized by all necessary corporate action on the part of Spinco prior to the Effective Time. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Each Transaction Agreement to which the Company or Spinco is or will be a party is or when executed by such party, will constitute, a valid and binding agreement of such party, each enforceable in accordance with its terms.

     (b) The Company's Board of Directors has (i) determined that the Transaction Agreements, including this Agreement and the transactions contemplated hereby, taken as a whole, are fair to and in the best interests of the Company's shareholders, (ii) declared advisable and approved the Transaction Agreements and the transactions contemplated hereby and thereby and (iii) resolved (subject to Section 6.04(c)) to recommend approval and adoption of this Agreement and the Merger by its shareholders. Prior to the Effective Time, Spinco's Board of Directors will have approved the Transaction Agreements and the transactions contemplated hereby and thereby.

     Section 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company and Spinco of the Transaction Agreements and the consummation by the Company and Spinco of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of certificates of merger with respect to the Merger with the Delaware Secretary of State and the Georgia Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, (iv) the filing of listing applications with respect to the Spinco shares to be distributed in the Spin-Off, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair, delay or prevent the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements.

     Section 4.04. NON-CONTRAVENTION. The execution, delivery and performance by each of the Company and Spinco of the Transaction Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or Spinco, (ii) contravene, conflict with, or result in a violation or breach of any provision of any Law, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or Spinco is entitled under, any provision of any agreement or other instrument binding upon the Company or Spinco or their respective properties, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or Spinco or (iv) result in the creation or imposition of any Lien on any asset of the Company or Spinco, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements by the Company or Spinco.

     Section 4.05. CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 350,000,000 Shares, par value $0.625 per share and 249,523 shares of preferred stock, par value $100.00 per share (the "Preferred Shares"), of which 100,000 shares are designated Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Stock"). As of October 25, 2000, there were: 100,085,442 Shares (excluding 2,728,794 Share Equivalents payable in cash or Shares) outstanding and 442,451 Shares held in the Company's treasury. The Company has no shares of Series A Preferred Stock outstanding nor any Shares or Series A Preferred Stock reserved for or otherwise subject to issuance, except that as of October 25, 2000 there were (i) 12,350,000 Shares reserved for issuance pursuant to those Employee Plans and Benefit Arrangements listed in Section 4.16 of the Company's Disclosure Schedule and (ii) 10,467 shares of Series A Preferred Stock reserved for issuance pursuant to the Rights Agreement. All shares of capital stock of the Company outstanding have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.05 of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Share Equivalents by grantee (together with the exercise prices therefor). All Shares issuable upon exercise of Share Equivalents have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

     (b) Except as set forth in this Section 4.05 and for changes since October 25, 2000 resulting from the exercise of Share Equivalents outstanding on such date, there are no outstanding (i) shares of capital stock or equity, debt or other securities of the Company, (ii) securities of the Company or any other issuer convertible into or exchangeable for shares of capital stock, equity, debt or other securities of the Company or (iii) options or other rights to acquire from the Company or any of its Affiliates or other obligation of the Company or any of its Affiliates to issue any capital stock, equity, debt or other securities or securities convertible into or exchangeable for capital stock or voting equity, debt or other securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to (i) repurchase, redeem or otherwise acquire any of the Company Securities, (ii) to register any Company Securities under the 1933 Act or any state securities law,
(iii) to grant preemptive or antidilutive rights with respect to any Company Securities or (iv) to grant any stock options (either upon the exercise of any option or otherwise).

     (c) Immediately following the Effective Time, the Company will not own any equity, debt or other securities of any Person other than ELF.

     Section 4.06. SEC FILINGS.

     (a) The Company has made available to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended January 1, 2000 , January 2, 1999, and January 3, 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended April 22, 2000 and July 15, 2000, (iii) its proxy statements relating to meetings of the shareholders of the Company held since January 3, 1998 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 3, 1998 (the documents referred to in this Section 4.06(a), collectively, the "Company SEC Documents").

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (c) As of its filing date each Company SEC Document, including each amendment or supplement thereto, filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.07. FINANCIAL STATEMENTS.

     (a) The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes) of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments, that are not expected to be material in amount in the case of any unaudited interim financial statements except for any non-recurring non-cash changes, which may be required relating to impaired assets).

     (b) Section 4.07(b) of the Company Disclosure Schedule contains the unaudited pro forma consolidated balance sheet of Spinco and its Subsidiaries as of July 15, 2000, together with the related unaudited pro forma consolidated statement of income for the six-month period then ended, and the unaudited pro forma consolidated statement of income of Spinco and its Subsidiaries for the year ended January 1, 2000. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of July 15, 2000 or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company SEC Documents. Such balance sheet fairly presents in all material respects the consolidated financial position of Spinco and its Subsidiaries as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such consolidated statement of income, fairly presents in all material respects the results of operations of Spinco and its Subsidiaries for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end adjustments that are not expected to be material in amount). The accounts reflected in the unaudited pro forma consolidated financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements.

     (c) Section 4.07(c)(i) of the Company Disclosure Schedule contains the unaudited pro forma consolidated balance sheet of the Company and ELF as of July 15, 2000, together with the related unaudited pro forma consolidated statement of income, for the six-month period then ended, and the unaudited pro forma consolidated statement of income of the Company and ELF for the year ended January 1, 2000. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of July 15, 2000 or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company SEC Documents. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and ELF as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such consolidated statement of income fairly presents in all material respects the results of operations of the Company and ELF for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end adjustments that are not expected to be material in amount). The accounts reflected in the unaudited pro forma financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements. Except for liabilities or obligations of the Company under the Transaction Agreements as set forth in Section 4.07(c)(ii) of the Company Disclosure Schedule, the balance sheet referred to in this subsection does not reflect any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the Company and immediately following the Effective Time, the Company and its Subsidiaries will not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

     Section 4.08. DISCLOSURE DOCUMENTS. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement"), the registration statement on Form 10, Form S-1 or Form S-4 relating to the Spin-Off (the "Registration

Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act and the 1933 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, and the Registration Statement at the time it becomes effective and at the time the Registration Statement is mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included in the Company Proxy Statement or the Registration Statement based upon information furnished to the Company by Parent specifically for use therein.

     Section 4.09. ABSENCE OF CERTAIN CHANGES. Except (i) as disclosed in the Company SEC Documents filed after January 1, 2000 and prior to the date hereof, or (ii) as expressly contemplated by the Transaction Agreements or (iii) as disclosed in Section 4.09 of the Company Disclosure Schedule, since January 1, 2000, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

     (b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

     (c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than quarterly cash dividends on the Shares on customary record and payment dates in an amount not greater than $0.1325 per Share per quarter), or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (d) any amendment of any material term of any outstanding security of the Company or any amendment of the Company's Articles of Incorporation or By-Laws;

     (e) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than borrowings made in the ordinary course of business and in amounts and on terms consistent with past practices under the Company's revolving credit agreement;

     (f) any creation or other incurrence by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices and other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

     (g) any making of any material loan, advance or capital contributions to or investment in any Person not wholly-owned, directly or indirectly, by the Company, other than immaterial amounts in the ordinary course of business consistent with past practices;

     (h) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company, except for any such change which is required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (i) any (i) grant of any bonus, severance or termination pay or award under a long term incentive plan to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employees of the Company, (ii) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other benefit plan or arrangement covering any director, officer or employee of the Company, (iii) increase in compensation, bonus or other benefits payable to any director, or executive officer of the Company (other than changes made applicable to Company employees generally); or (iv) other than in the ordinary course of business, consistent with past practices, increase in compensation bonus or other benefits payable to any employee of the Company not described in clause (iii);

     (j) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

     (k) any agreement to do any of the foregoing;

provided, however, that the limitations of this Section 4.09 shall not apply to any actions taken in respect of (i) any individual who, after giving effect to the Spin-Off, will be an executive officer, director or employee of Spinco or any of its Subsidiaries (an "Excluded Employee") or (ii) any other individual so long as, in any such instance, any liabilities resulting from such actions are the responsibility of Spinco or any of its Subsidiaries, do not result in any direct or indirect obligations or liabilities on the part of the Company and such actions do not and would not have a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements.

     Section 4.10. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities or obligations disclosed in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (c) liabilities or obligations under the Transaction Agreements, or in connection with the transactions contemplated hereby or thereby; and

     (d) liabilities or obligations disclosed in the Company Disclosure
Schedule.

     Section 4.11. COMPLIANCE WITH LAWS AND COURT ORDERS. Neither the Company nor Spinco or any of their respective Subsidiaries nor any of their respective properties is in violation of, or has since January 1, 2000 violated, any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements. The Company and Spinco are in compliance with the terms of all required governmental licenses, authorizations, permits, consents and approvals, except where the failure to so comply would not , individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements.

     Section 4.12. LITIGATION. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened, against the Company, or against Spinco or any of its their respective Subsidiaries before any court or arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements. Neither the Company nor Spinco is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements.

     Section 4.13. FINDERS' FEES. Except for UBS Warburg LLC and Morgan Stanley & Co. Incorporated, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company in connection with the transactions contemplated by the Transaction Agreements.

     Section 4.14. OPINION OF FINANCIAL ADVISERS. The Company has received an opinion of each of UBS Warburg LLC and Morgan Stanley & Co. Incorporated each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Company's shareholders is fair from a financial point of view. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

     Section 4.15. TAXES. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed all Tax Returns required by applicable Law to be filed by it prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all respects.

     (b) The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or (with respect to new Taxes for periods, or portions thereof, beginning after the date hereof) will establish or cause to be established in accordance with GAAP on or before the Effective Time, an adequate accrual for the payment of, all Taxes and interest due with respect to any period or portion thereof ending prior to or as of the Effective Time.

     (c) The federal income Tax Returns filed with respect to the Company have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through fiscal year 1995.

     (d) There are no Liens or encumbrances for Taxes on any of the assets of the Company, other than those for taxes not yet due and payable. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or indemnification agreement.

     (e) The Company and each of its Subsidiaries has complied with all applicable Laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

     (f) Except as set forth in Section 4.15 of the Company Disclosure Schedule, no federal, state, local or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Return of the Company and the Company has not received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

     (g) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of
Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (nor will it constitute such a corporation in the two years prior to the date of the Effective Time) or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (h) "Tax" or "Taxes" shall mean (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been, before the Effective Time, a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company and each of its subsidiaries to a Taxing Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.16. EMPLOYEE BENEFIT PLANS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (a) Section 4.16 of the Company Disclosure Schedule includes the name of, and the Company has made available to Parent copies of each material Employee Plan (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and actuarial valuation report prepared in connection with any such Employee Plan. Section 4.16 of the Company Disclosure Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code.

     (b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received from the IRS a favorable determination letter stating that the Employee Plan is so qualified; the Company is not aware of any facts or circumstances which would jeopardize the qualified status of the Employee Plan if not cured; each trust created under any Employee Plan has been determined by the IRS to be exempt from tax under Section 501(a) of the Code as of and since its creation. The Company has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

     (c) Section 4.16 of the Company Disclosure Schedule includes the name of, and the Company has made available to Parent copies or descriptions of, each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof, if applicable. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

     (d) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Sections 4980B(f), 9801 or 9802 with respect to a qualified beneficiary (as defined in Section 4980B(g)) or other individual. Neither the Company nor any of its ERISA Affiliates has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and neither the Company nor any ERISA Affiliate of the Company has incurred a tax under Section 5000(a) that is or could become a liability of the Company.

     (e) No Title IV Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Title IV Plan, nor has any lien in favor of any Title IV Plan arisen under
Section 412(n) of the Code or Section 302(f) of ERISA.

     (f) There does not now exist, nor, to the Company's knowledge, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Effective Time. None of the Company and its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan, none of the Company and its ERISA Affiliates has received any notification, nor has reasonable cause to believe, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. If the Company and its ERISA Affiliates were to experience a complete withdrawal from all such Multiemployer Plans, the total withdrawal liability would not exceed the amount set forth in Section 4.16(f) of the Company Disclosure Schedule. The transactions contemplated by this Agreement, including the Transaction, will not result in partial or complete withdrawal from any such Multiemployer Plan.

     (g) All material contributions required to be made to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement by applicable Law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Arrangement, for any period have been timely made or paid in full.

     (h) With respect to each Employee Plan that is a Title IV Plan: (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived and for which a prior notice requirement exists has occurred, and the consummation of the transactions contemplated by this Agreement, including the Transaction, will not result in the occurrence of any such reportable event; (ii) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (iii) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its ERISA Affiliates; (iv) the unfunded current liability of each such Employee Plan does not exceed the amount set forth in Section 4.16(h) of the Company Disclosure Schedule for such Plan, based on the assumptions used for the most recent actuarial valuation of such Plans, a copy of which has been made available to Parent; and (v) the PBGC has not instituted proceedings to terminate any such Employee Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Employee Plan.

     (i) The Company Disclosure Schedule sets forth: (i) an accurate and complete list of each material Employee Arrangement under which the execution and delivery of this

Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby, including the Transaction, could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries could be liable, or would limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any material Employee Arrangement or related trust; (ii) the aggregate liabilities of the Company and its Subsidiaries with respect to bonuses and other incentive compensation in connection with or as a result of the consummation of the transactions contemplated hereby, including the Transaction,
(iii) the aggregate liabilities of the Company and its ERISA Affiliates, together with any corresponding assets held in any grantor trust of the Company and its ERISA Affiliates, pursuant to each Employee Arrangement (other than Employee Plans that are qualified under Section 401(a) of the Code) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or non-elective), in each case determined as of the date set forth in the Company Disclosure Schedule, and (iv) the estimated maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Agreements and the consummation of the transactions contemplated hereby, including the Transaction. No outstanding options to purchase Shares granted to any current or former employee or director of the Company or any of its ERISA Affiliates contain any provision that would entitle the holder to receive any cash payment with respect thereto in connection with the consummation of the transactions contemplated hereby except as provided for in Section 2.06 hereof.

     (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists which may give rise to a claim or lawsuits, against the Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which could result in any liability of the Company or any of its ERISA Affiliates to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other party. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has any actual or contingent liability under any such Employee Arrangement or under any applicable Law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs or similar events that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents.

     Section 4.17. ENVIRONMENTAL MATTERS.

     (a) Except as disclosed in the Company SEC Documents or as set forth in
Section 4.17 of the Company Disclosure Schedule, except where noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the

Company, the Company is in compliance with all applicable Environmental Laws and Environmental Permits.

     (b) Except as disclosed in the Company SEC Documents or as disclosed in
Section 4.17 of the Company Disclosure Schedule, there are no written (or, to the knowledge of the Company, other) Environmental Claims pending or, to the knowledge; of the Company threatened, against the Company that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     (c) The Company has made available to Parent all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or its Subsidiaries relating to the environmental conditions on, under or about any of the properties or assets owned, leased, or operated by the Company at any time or for which the Company is responsible under any Environmental Law.

     (d) Except as disclosed in the Company SEC Documents or as disclosed in
Section 4.17 of the Company Disclosure Schedule, prior to and during the period of ownership or operation by the Company, in each case to the knowledge of the Company, no Hazardous Substance was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned or leased properties that could result in Liability for the Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and there were no conditions or Releases of Hazardous Substance in, on, under or affecting any currently or previously owned or leased properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (e) Except as disclosed in the Company SEC Documents, or as set forth in
Section 4.17 of the Company Disclosure Schedule, none of the Company or its Subsidiaries in each case has received from any Governmental Entity or other third party any written (or, to the knowledge of the Company, other) notice that the Company or its predecessors is or may be a potentially responsible party in respect of or may otherwise bear liability for any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or would be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities, except where such notice or the circumstances referred to therein would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.18. ANTITAKEOVER STATUTE AND RIGHTS AGREEMENT.

     (a) No "fair price," "interested shareholder," "business combination," or similar antitakeover statute or regulation enacted under Georgia or other Law applicable to the Company is applicable to the transactions contemplated by the Merger and the Transaction Agreements.

     (b) The Board of Directors of the Company has approved an amendment to the Rights Agreement which is, and at the Effective Time shall be, effective, and has taken all other action necessary to render the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby. The Company has delivered to Parent a true and correct copy of the Rights Agreement in effect as of the execution and delivery of this Agreement, including a copy of such amendment.

     Section 4.19. INSURANCE. Section 4.19 of the Company Disclosure Schedule contains a complete and accurate list in all material respects of all policies of directors' and officers' liability insurance and fiduciary insurance owned or held by, or the premiums and the brokerage fees of which are paid by, the Company. The Company, Spinco and Spinco's Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or Spinco or Spinco's Subsidiaries, respectively, that are customary and appropriate under the circumstances. All such policies are in full force and effect, all premiums due thereon have been paid, and the Company has complied with the provisions of such policies.

     Section 4.20. CERTAIN CONTRACTS; INDEMNITIES; INDEBTEDNESS.

     (a) Except for assets or properties to be transferred to Spinco or its Subsidiaries pursuant to the Transaction Agreements, none of Spinco or any of its Subsidiaries presently uses in the conduct of its business any assets or properties, whether tangible, intangible or mixed, which are also utilized by the Company (after giving pro-forma effect to the Spin-Off), and, other than the contracts, arrangements or understandings which are set forth in Section 4.20(a) of the Company Disclosure Schedule, which in each instance are ordinary course commercial arrangements on arms-length terms, none of Spinco or any of its Subsidiaries is presently directly or indirectly a party to any contract, arrangement or understanding with the Company (other than the Transaction Agreements). After giving effect to the Spin-Off, the Company will include all of the Company's direct or indirect right, title and interest in and to (i) the ELF Shares, and (ii) all assets reflected on the unaudited pro forma consolidated balance sheet of the Company and ELF as of July 15, 2000 referred to in Section 4.07(c) of this Agreement. The termination of all contracts, arrangements and understandings between the Company on the one hand and Spinco and its Subsidiaries on the other hand, to the extent contemplated by the Distribution Agreement would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The unaudited pro forma consolidated balance sheet of the Company and ELF as of July 15, 2000 referred to in Section 4.07(c) of this Agreement reflects all assets of the Company principally used in the business of the Company as of July 15, 2000, other than assets or properties of the Company that will be transferred to Spinco or its Subsidiaries.

     (b) Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, there are no outstanding claims for indemnification against the Company or any of its Subsidiaries under any written contract, agreement or understanding or, to the knowledge of the Company, under any oral contract, agreement or understanding.

     (c) Except (i) as set forth in Section 4.20(c) of the Company Disclosure Schedule and (ii) as expressly contemplated by the Transaction Agreements immediately following the Effective Time, the Company will not be party to any oral or written contract, agreement or understanding.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that:

     Section 5.01. CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by the Transaction Agreements. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated by the Merger or the Transaction Agreements.

     Section 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against it in accordance with its terms.

     Section 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of certificates of merger with respect to the Merger with the Delaware Secretary of State and the Georgia Secretary of State,
(ii) compliance with any applicable requirements of the HSR Act , (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and
(iv) any actions or filings the absence of which would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by the Transaction Agreements.

     Section 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) contravene, conflict with, or result in any violation or breach of any provision of any Law or (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected to materially impair, delay or prevent the consummation of the transactions contemplated by the Transaction Agreements.

     Section 5.05. DISCLOSURE DOCUMENTS. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company specifically for use in the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Proxy Statement, or any amendment or supplement thereto, is first mailed to shareholders of the Company and the time such shareholders vote on adoption of this Agreement.

     Section 5.06. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent which might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement.

     Section 5.07. ADEQUATE FUNDS. Parent has commitment letters in customary form from nationally-recognized lending institutions for and will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration and to perform its obligations under the Transaction Agreements and under the ELF Merger Agreement.


                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practices and shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which shall not be unreasonably withheld) as provided by this Agreement, the Transaction Agreements, or as set forth in Section 6.01 the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall not:

     (a) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than quarterly cash dividends on customary record and payment dates on the Shares not to exceed $0.1325 per Share per quarter;

     (b) repurchase, redeem or otherwise acquire or offer to acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

     (c) issue, deliver, pledge, encumber or sell any Shares, or any securities convertible into Shares, or any Share Equivalents or other rights, warrants or options to acquire any Shares, other than issuances of shares pursuant to Share Equivalents that are outstanding on the date hereof;

     (d) amend its Articles of Incorporation or By-Laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company;

     (e) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than (i) pursuant to existing contracts or commitments as set forth in the Company Disclosure Schedule, (ii) in each case in the ordinary course of business consistent with past practices, purchases of raw materials, services and items used or consumed in the manufacturing process, or (iii) capital expenditures made consistent with the Company's capital expenditure program, in an amount not to exceed $40 million in the aggregate for 2000 and $38.5 million in the aggregate for 2001;

     (f) incur any indebtedness (whether or not reflected on the Company Balance Sheet) for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness incurred in the ordinary course of business consistent with past practices under the Company's revolving credit agreement;

     (g) except as required under Section 2.06 or by applicable Law, or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or amend any existing, Employee Plan or Benefit Arrangement, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan or Benefit Arrangement, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined, except for amendments or changes in the ordinary course of business consistent with past practices solely to reflect any administrative or other non-substantive changes to any Benefit Plan or Employee Arrangement and which do not increase the liability of the Company therefor;

     (h) except to the extent required by written employment agreements existing on the date of this Agreement, or by applicable Law, increase the compensation payable or to become payable to its directors, officers or employees (excluding
(i) raises for hourly employees of the Company in the ordinary course consistent with past practice and (ii) raises in the ordinary course consistent with past practice for salaried employees scheduled to be effective January 1, 2000) or pay any benefit or amount to any such person that is not otherwise required by an Employee Plan or Benefit Arrangement as in effect on the date of this Agreement;

     (i) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) except pursuant to the ELF Merger and except for transactions involving immaterial properties or assets that are in the ordinary course of business consistent with past practices;

     (j) make any tax election that has, or fail to make any tax election which failure would have, individually or in the aggregate, a material effect on the tax liability or tax attributes of the Company or settle or compromise any material income tax liability of the

Company or file any Tax Return (other than in a manner consistent with past practice) or change any method of Tax accounting;

     (k) take any action to cause ELF to pay any dividend or make any distribution to its stockholders other than the payment of quarterly cash dividends on customary record and payment dates not to exceed $0.1125 per share of ELF Common Stock per quarter and the special dividend as permitted by Section
6.06 of the ELF Merger Agreement;

     (l) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization for the Company or (ii) enter into any material agreement or exercise any discretion providing for acceleration of any material payment or performance as a result of a change of control of the Company or take any action which would give rise to any liability or obligation of the Company following the Effective Time for which the Company will not be indemnified by Spinco under the Distribution Agreement;

     (m) engage in or allow any transfer of assets or liabilities or other transactions between the Company, on the one hand, and Spinco and any of its Subsidiaries, on the other hand, except (i) payments in the ordinary course of its business consistent with past practice or (ii) as expressly contemplated by the Transaction Agreements to occur prior to the Effective Time;

     (n) sell, assign, encumber, pledge, hypothecate or otherwise dispose of any of the ELF Shares or any interest therein or enter into any voting agreement or grant any proxy or consent with respect thereto, except for the ELF Voting Agreement;

     (o) renew any collective bargaining agreement or enter into any new collective bargaining agreement;

     (p) renew or enter into any non-compete, exclusivity or similar material agreement that would restrict or limit the operations of the Company, or, after the Effective Time, of Parent;

     (q) renew, enter into, amend or waive any right under any material contract with or loan to any Affiliate of the Company, other than as expressly contemplated by the Transaction Agreements;

     (r) make any loan, advance or capital contributions to or investment in any Person, other than immaterial amounts in the ordinary course of business consistent with past practices;

     (s) enter into, modify or amend in any material respect, or terminate any contract filed as an exhibit to any Company SEC Document or any other contract to which the Company is a party which is or would be required to be filed as an exhibit to the Company SEC Documents;

     (t) settle or compromise any material litigation, or waive, release or assign any material claims;

     (u) adopt any change, other than as required by the SEC or by GAAP, in its accounting policies, procedures or practices; or

     (v) agree or commit to do any of the foregoing.

     The parties agree that the provisions of Section 6.01, shall apply to Spinco and its Subsidiaries as well as to the Company; provided, however, that Parent agrees to grant its approval to any of the foregoing actions involving solely Spinco or its Subsidiaries so long as such action would not (x) give rise to any liability or obligation on the part of the Company following the Effective Time, (y) adversely affect the credit quality or financial strength of the parties which will indemnify the Company after the Effective Time pursuant to the Distribution Agreement or (z) interfere with the timely consummation of the Merger. Subject to the foregoing, the Company agrees to use its best efforts to operate the business of Spinco and its Subsidiaries in a manner that minimizes the liabilities incurred within the Company.

     Section 6.02. SHAREHOLDER MEETING; SEC FILINGS. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with such meeting and the transactions contemplated by the Transaction Agreements, the Company will (i) promptly prepare and file with the SEC, use its best efforts to have cleared or declared effective by the SEC, as the case may be, and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and the Registration Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (ii) use its reasonable best efforts (including postponing or adjourning the Company Shareholder Meeting to solicit additional proxies) to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting. The Company shall provide Parent and its legal counsel with sufficient opportunity to comment upon the form and substance of the Company Proxy Statement (including any amendments or supplements thereto) prior to filing such with the SEC and the Company shall use its reasonable efforts to incorporate Parent's reasonable comments into the Company Proxy Statement (including any amendments or supplements thereto). The Company shall provide to Parent copies of any comments received from the SEC in connection therewith and shall consult with Parent in responding to the SEC. Subject to Section 6.04, the Company Proxy Statement shall contain the unqualified recommendation of the Board of Directors of the Company that its shareholders vote in favor of the approval and adoption of this Agreement and the Merger.

     Section 6.03. ACCESS TO INFORMATION. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement dated as of July 24, 2000 between the Company and Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors, lenders and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating data and other information as such Persons may reasonably request, (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company and (iv) promptly advise Parent orally and in writing of any fact or circumstances reasonably likely to have a Material

Adverse Effect on the Company or to cause a condition contained in Article 9 not to be satisfied. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Spinco and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Without limiting the generality of the foregoing, as soon as reasonably practicable after the date hereof, the Company shall provide to Parent a copy of the most recent statement of withdrawal liability that it or any of its Affiliates has obtained from each Employee Plan that is a Multiemployer Plan and, to the extent that such a statement has not yet been obtained for any such Employee Plan, or to the extent such a statement has been obtained but reflects withdrawal liability as of a date earlier than July 1, 2000 with respect to any such Employee Plan, the Company shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain a current withdrawal liability statement from such Employee Plan and provide it to Parent.

     Section 6.04. NO SOLICITATION.

     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; provided, however, that at any time prior to obtaining approval of the Company's shareholders as contemplated by
Section 6.02 hereof, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors reasonably determines in good faith is reasonably likely to result in an Adverse Recommendation Change (as defined below) or, after consultation with its independent financial advisors, constitutes a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 6.04, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement with terms not more favorable to such person than the Confidentiality Agreement, provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal, provided that the Company shall have delivered to Parent prior written notice advising Parent that it intends to participate in such discussions or negotiations. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding the Company and ELF provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise.

     The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, purchase or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income or assets of the Company and its Subsidiaries, taken as a whole, (B) 20% or more of the outstanding shares of the Company's common stock or capital stock of, or other equity or voting interests in, any of the Company's Subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above or (C) any or all of the ELF Shares.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, provided, that in the event that prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company receives a Superior Proposal (as determined in accordance with Section 6.04(b)) that is unsolicited and did not result from a breach of Section 6.04(a), the Board of Directors of the Company may, if it believes in good faith such action is required under Georgia law to avoid a breach of its fiduciary duties, after receipt of advice from its outside legal counsel, withdraw or modify in a manner adverse to Parent or Merger Subsidiary the recommendation or declaration of advisability of this Agreement or the Merger (each such action being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve, or recommend or propose publicly to adopt or approve, or recommend any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.04(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence; and provided, however, that the Company shall not exercise its right to make an Adverse Recommendation Change until after the fifth Business Day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal and specifying the terms and conditions of the Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period). Any such Adverse Recommendation Change shall not change the approval by the Board of Directors of the Company of the Merger and this Agreement under Georgia law or for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. The Company shall submit this Agreement to its shareholders at a duly held meeting of shareholders even if the Board of Directors of the Company shall have made an Adverse Recommendation Change. Nothing in this Section 6.04 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to any Takeover Proposal or (z) affect any other obligation of the Company under this Agreement.

     The term "Superior Proposal" means any bona fide binding written offer not solicited by or on behalf of the Company or any of its Subsidiaries made by a third party that, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, (i) more than 50% of the voting power of the Company's common stock, (ii) all or substantially all the assets of the Company and its Subsidiaries or (iii) all or substantially all of the ELF Shares, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its reasonable good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the shareholders of the Company, taking into account, among other things, any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.04, the Company promptly shall advise Parent in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal together with a copy of such Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal.

     (d) Nothing contained in this Section 6.04 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or (ii) making a disclosure to the Company's shareholders if outside legal counsel advises that failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by
Section 6.04(b)(i) or 6.04(b)(ii).

          Section 6.05. THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of a Takeover Proposal to which it is a party (other than any involving Parent or its Subsidiaries). During such period, the Company agrees to use all reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     Section 6.06. RIGHTS AGREEMENTS. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 4.18(b))reasonably requested in writing by Parent in order to render the Rights inapplicable to the transactions contemplated by this Agreement. Except as provided with respect to the transactions contemplated by this Agreement and the Transaction Agreements, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determinations under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

     Section 6.07. SPIN-OFF.

     (a) The Company shall use its best efforts to satisfy the conditions to the Spin-Off set forth in Section 3.02 of the Distribution Agreement and shall effect the Spin-Off if such conditions have been satisfied. The Company shall cause Spinco to comply with its obligations under the Distribution Agreement. Notwithstanding anything in this Section 6.07 to the contrary, the parties acknowledge and agree that this Section 6.07 shall not require the Company or Spinco, to waive any condition to the Spin-Off set forth in Section 3.02 of the Distribution Agreement. At or prior to the Spin-Off, the Company shall take those actions required by Section 3.02 of the Distribution Agreement to be taken at or prior to the Spin-Off.

     (b) The Company shall keep Parent informed on a regular basis concerning the developments in the transactions contemplated by the Transaction Agreements and the means by which such transactions are effected and, subject to any existing agreements as to the means of effecting the transactions that are reflected in the Distribution Agreement, the Company shall give reasonable consideration to Parent's views on the means by which such transactions are effected.


                                   ARTICLE 7
                              COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

     Section 7.02. DIRECTOR AND OFFICER LIABILITY. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present officer and director of the Company (each an "Indemnified Person") to the fullest extent permitted by Georgia Law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date hereof in respect of its decision to vote for the approval of the ELF Merger and the implementation of such decision, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) The Surviving Corporation shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Indemnified Person and the Indemnified Person shall cooperate in the defense thereof. The Surviving Corporation shall not be liable for the fees, costs or expenses of any other counsel for an Indemnified Person, other than local counsel, unless a conflict of interest shall be caused thereby in which case the Surviving Corporation shall pay the fees, costs and expenses of one additional counsel of the Indemnified Person's choosing but reasonably acceptable to the Surviving Corporation, provided that the Surviving Corporation shall not be liable for (i) the fees of more than one counsel for all Indemnified Persons or (ii) any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium and brokerage costs paid by the Company as of the date hereof for such insurance, then the Surviving Corporation shall provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

     (d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

     (e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Georgia Law or any other applicable laws or under any agreement of any Indemnified Person with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     (f) Notwithstanding any provision of this Section 7.02 to the contrary, to the extent any obligation is also a Spinco Group Liability (as defined in the Distribution Agreement) such matter shall be addressed as a Spinco Group Liability pursuant to the Distribution Agreement rather than this Section 7.02. In the event of a conflict between the Distribution Agreement and this Section
7.02 with respect to the subject matter of Section 7.02(a), this Section 7.02 shall govern.


                                   ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 8.01. REASONABLE EFFORTS.

     (a) Subject to the terms and conditions of this Agreement, the Company and Parent will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FTC or the Antitrust Division or any other Governmental Entity pursuant to the HSR Act and (ii) to use reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under any foreign laws, rules or regulations) as soon as reasonably practicable; provided, that Parent shall not be required to agree, and the Company shall not agree without Parent's consent, to waive any rights or to accept any limitation on its operations or to dispose of any assets in connection with obtaining any such consent or authorization, but at Parent's written request the Company shall agree to any such waiver, limitation or disposal, which agreement may, at the Company's option, be conditioned upon and effective only as of the Effective Time. Each party shall: (1) promptly notify the other party of any communication from the FTC, the Antitrust Division or any State Attorney General or any other Governmental Entity, and subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing and to accept all reasonable additions, deletions or changes suggested in connection therewith; (2) with respect to this Transaction not agree to participate in any substantive meetings or discussions with any Governmental Entity in respect of any filings, investigations, or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (3) with respect to this Transaction furnish the other party's counsel, subject to appropriate confidentiality procedures, with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective representatives and any Governmental Entity or their respective staffs.

     (b) In connection with obtaining financing in connection with the transactions contemplated by this Agreement, at the reasonable request of Parent, the Company (i) agrees to enter into such agreements, agrees to use reasonable best efforts to deliver such officers certificates and opinions as are customary in a financing and as are, in the good faith determination of the persons executing such officers' certificates or opinions, accurate, and agrees to pledge, grant security interests in, and otherwise grant liens on, its assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge, or grant shall be effective until the Effective Time; provided, that, all expenses, liabilities or costs of the Company incurred in connection herewith shall be the responsibility of Parent and any obligations entered into in connection herewith are terminated in the event this Agreement is terminated in accordance with its terms and (ii) with reasonable assurances of confidentiality acceptable to the Company will provide to the lenders specified by Parent financial and other information in the Company's possession with respect to the Company, Spinco, the Merger and the Transaction, will make the Company's senior officers and financial and accounting personnel reasonably available to assist such lenders, and otherwise will cooperate in connection with the consummation of such financing.

     Section 8.02. CERTAIN FILINGS. The Company and Parent shall cooperate with one another and use their reasonable best efforts (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Merger and the Transaction Agreements and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. PUBLIC ANNOUNCEMENT. The initial press release concerning this Agreement and the Transaction shall be a joint release. Thereafter Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 8.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. NOTICES OF CERTAIN EVENTS. Each of the Company and Parent shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent, Spinco or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by the Merger or the Transaction Agreements.


                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

     Section 9.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the shareholders of the Company in accordance with Georgia Law;

     (b) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which has the effect of making the Merger or the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or the transactions contemplated hereby;

     (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

     (d) the Distribution (as defined in the Distribution Agreement) shall have been consummated in accordance with the terms and subject to the conditions set forth in the Distribution Agreement.

     Section 9.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

     (b) the representations and warranties of the Company contained in Section
4.05 shall be true in all respects (except for any de minimis inaccuracy) both when made and as of the Effective Time as though made at and as of the Effective Time, and all other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (c) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

     (d) all consents and approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, except for such consents or approvals which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent or result in criminal liability or material fines;

     (e) as of immediately prior to the Effective Time, holders of no more than 10% of the outstanding Shares shall have taken actions to assert appraisal rights under Georgia Law; and

     (f) the ELF Merger Agreement shall have been approved and adopted by the stockholders of ELF in accordance with Delaware Law whether by consent or otherwise and all other conditions to consummation of the ELF Merger (other than the consummation of the Merger), shall have been satisfied or, to the extent permitted, waived.

     Section 9.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

     (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement; and

     (c) the Company shall have received a certificate signed by an executive officer of Parent and Merger Subsidiary to the foregoing effect.


                                   ARTICLE 10
                                  TERMINATION

     Section 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

          (i) the Merger has not been consummated on or before June 30, 2001, provided that the right to terminate this Agreement pursuant to this
     Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) there shall be any Law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

          (iii) this Agreement shall not have been approved and adopted in accordance with Georgia Law by the Company's shareholders by reason of the failure to obtain the required vote at a duly held meeting of shareholders (including any adjournment thereto);

     (c) by Parent, if

          (i) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, shall have approved or recommended a Superior Proposal, or shall have resolved to do any of the foregoing;

          (ii) the Company shall have (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement, such that the conditions set forth in Sections 9.02(a) or 9.02(c) cannot be satisfied or (2) breached any of its representations or warranties such that the conditions set forth in Sections 9.02(b) or 9.02(c) cannot be satisfied, which failure under clause
     (1) or (2) shall not be cured within 15 Business Days of notice from Parent (or such longer period during which the Company exercises reasonable best efforts to cure and reasonably expects to accomplish such cure); or

          (iii) the ELF Voting Agreement or the ELF Merger Agreement is terminated for any reason, or the Company is in breach of or fails to perform its obligations thereunder, or the ELF Merger Agreement is consummated pursuant to the proviso to Section 9.01(d) of such Agreement;

     (d) by the Company, if Parent or Merger Subsidiary shall have (i) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement such that the condition set forth in Section 9.03(a) cannot be satisfied or (ii) breached any of such party's representations or warranties contained in this Agreement such that the condition set forth in Section 9.03(b) cannot be satisfied, which failure or breach described in such clause (i) or (ii) shall not be cured within 15 Business Days of notice from the Company (or such longer period during which Parent exercises reasonable best efforts to cure and reasonably expects to accomplish such cure).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 11.04, 11.06, 11.07, 11.08 and this Section 10.02 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                  MISCELLANEOUS

     Section 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Subsidiary, to:

             Kellogg Company
             One Kellogg Square
             Battle Creek, Michigan 49016

             Attention:  Janet L. Kelly
             Fax:  (616) 961-6598

     with a copy to:

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, New York  10019

             Attention:  Daniel A. Neff
             Fax:  (212) 403-2000

     if to the Company, to:

             Flowers Industries, Inc.
             1919 Flowers Circle
             Thomasville, Georgia  31757

             Attention:  G. Anthony Campbell
             Fax: (912) 225-5433

     with a copy to:

             Jones, Day, Reavis & Pogue
             3500 SunTrust Plaza
             303 Peachtree Street
             Atlanta, Georgia 30308-3242

             Attention: Robert W. Smith
                        Lizanne Thomas

             Fax:  (404) 581-8330

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such no-tice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. The representations and warranties contained in Article 4 and in any certificate or other writing delivered pursuant to Section 9.02(c) shall survive the Effective Time for a period of two years (or, in the case of the representations and warranties contained in Section 4.15, until the expiration of the applicable statutes of limitations), and Spinco shall indemnify and hold harmless Parent, its Affiliates (including the Company) and their respective directors, officers, employees, controlling persons, agents and representatives and their successors and assigns (collectively, the "Parent Indemnitees") from and against all Damages (as defined in the Distribution Agreement) asserted against or incurred or suffered by any Parent Indemnitee in any way, directly or indirectly arising out of, relating to or resulting from the failure of any representation or warranty of the Company contained in this Agreement to have been true and correct when made or as of the Effective Time (or at and as of such different date or period specified for such representation and warranty) as though such representation and warranty were made at and as of the Effective Time (or such different date or period) without giving effect to any materiality or Material Adverse Effect or knowledge qualification. The procedures set forth in Sections
4.05 and 4.06 of the Distribution Agreement shall apply to any claims made by any Parent Indemnitee under this Section 11.02.

     Section 11.03. AMENDMENTS; NO WAIVERS.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 11.04. EXPENSES.

     (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If:

        (i) Parent shall terminate this Agreement pursuant to Section
     10.01(c)(i);

        (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii) and prior to the Company Shareholder Meeting a third party or the Company shall have publicly announced a Takeover Proposal or a Takeover Proposal shall have been made known to the Company (other than a Takeover Proposal by Parent);

        (iii) either Parent or the Company shall terminate this Agreement pursuant to Section 10.01(b)(i) and prior to June 30, 2001 a third party or the Company shall have publicly announced a Takeover Proposal, or a Takeover Proposal shall have been made known to the Company (other than a Takeover Proposal by Parent); or

        (iv) Parent is entitled to receive, or has received, a payment from ELF pursuant to Section 11.04(b) of the ELF Merger Agreement and
      (A) the conditions set forth in Section 9.02 of this Agreement have been satisfied, (B) Parent has not (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent to be performed or complied with by it under this Agreement or (2) breached any of its representations or warranties contained in this Agreement such that this Agreement may be terminated by the Company pursuant to Section 10.01(d) hereof and (C) ELF has not (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ELF to be performed or complied with by it under the ELF Merger Agreement or (2) breached any of its representations or warranties such that the ELF Merger Agreement has been or may be terminated pursuant to Section 10.01(d) thereof;

then, in the case of a termination by the Company pursuant to clause (ii) or
(iii), the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination or, in the case of termination by Parent pursuant to clause (i), (ii) or (iii), one Business Day after such termination of this Agreement or, in the case of clause (iv), on the date such payment is, or was, due from ELF) an amount equal to $58.2 million. Notwithstanding the preceding provisions of this Section 11.04(b), such amount shall not be paid to Parent if the ELF Merger shall have been consummated. The Company shall be entitled to deduct and withhold from any payments made to Parent under this Section 11.04(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this Section 11.04(b) as having been paid to Parent.

     Section 11.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates and the corresponding obligations, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations hereunder.

     Section 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09. COUNTERPARTS; EFFECTIVENESS; BENEFIT. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Sections 2.03, 2.06, 7.02 and 11.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 11.10. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.11. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 11.12. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without posting a bond or similar indemnity) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      FLOWERS INDUSTRIES, INC.


                                      By: /s/ G.A. Campbell
                                         ---------------------------------------
                                      Name:
                                      Title:


                                      KELLOGG COMPANY


                                      By: /s/ Carlos M. Gutierrez
                                         ---------------------------------------
                                      Name:
                                      Title:


                                      KANSAS MERGER SUBSIDIARY, INC.


                                      By: /s/ Janet Langford Kelly
                                         ---------------------------------------
                                      Name:
                                      Title:


                                      FLOWERS FOODS, INC. (for purposes of
                                      Section 11.02 only)

                                      By:/s/ G.A. Campbell
                                         ---------------------------------------
                                      Name:
                                      Title:

                                   SCHEDULE I
                                   ----------

          Capitalized terms used but not defined in paragraphs (a) or (c) of this Schedule I shall have the meanings ascribed to them in the Agreement and Plan of Restructuring and Merger to which this Schedule I is attached (the "AGREEMENT").

          (a) "PER SHARE ADJUSTMENT AMOUNT" shall mean an amount equal to the Adjustment Amount divided by the Outstanding Shares (as defined below). "ADJUSTMENT AMOUNT" shall mean an amount, reasonably estimated, equal to the sum of the following items (each, an "ITEM"):

1. All advisory fees and expenses payable by the Company in connection with the transactions contemplated by the Agreement or the other Transaction Agreements, to the extent such fees and expenses exceed $16 million;

2. All Liabilities (as defined in the Distribution Agreement) payable by the Company under the Company's 1989 Executive Stock Incentive Plan, 1982 Incentive Stock Option Plan, Non-Employee Director Stock Option Plan or any other compensation plan, program or arrangement of the Company, including as set forth on Section 4.16(i) of the Company Disclosure Schedule as a result of the transactions contemplated by the Agreement or the Distribution Agreement;

3. The principal amount of all Company Debt (as defined in the Distribution Agreement) plus the principal amount of any other debt or similar obligations of the Company immediately prior to the Distribution (as defined in the Distribution Agreement) to the extent such debt is not expressly assumed by Spinco in accordance with the terms of such debt or similar obligations or otherwise refinanced, prepaid or satisfied by Spinco, including, without limitation, if applicable, the Company's 7.15% Debentures due 2028 and the Loan Facility Agreement by and among the Company, Suntrust Bank, Atlanta and each of the participants party thereto, dated as of November 5, 1999, and all other agreements referenced in section 4.04(1) of the Company Disclosure Schedule;

4. Accrued interest on all amounts referred to in Item 3, in each case, as of the Effective Time;

5. All costs and expenses related to the immediate retirement of any amount referred to in Item 3 (other than, to the extent not assumed by Spinco and to the extent not declared due and payable, the Company's 7.15% Debentures due 2028), including, without limitation, prepayment penalties, and make-whole and gross-up provisions;

6.        The Tax Amount (as defined below); and

7. The aggregate amount necessary to satisfy all Liabilities (as defined in the Distribution Agreement) of the Company and its Affiliates pursuant to the Agreements listed as items
          (a) through (l) of Section 4.04(2) of the Company Disclosure Schedule.

          (b) The parties acknowledge and agree that the Adjustment Amount constitutes a Spinco Group Liability (as defined in the Distribution Agreement). In the event that an Item, that has been conclusively determined in accordance with the procedure set forth in Article 4 of the Distribution Agreement, exceeds or is less than the amount reflected in the Adjustment Amount for such Item, the Company or Spinco, as the case may be, shall be entitled to indemnification from the other for such excess amount or deficiency, as applicable, pursuant to such
Article 4.

          (c) For purposes of this Schedule I, the following terms shall have the following meanings:

          "ESTIMATED GAIN" shall mean the excess, if any, of (I) the sum of (a) the Estimated 311(b) Gain, (b) the amount of any deferred intercompany income or gain within the meaning of Treasury Regulation Section 1.1502-13 that is Reasonably Expected By The Accountants to be required to be taken into account as a result of the Transaction (or any transaction undertaken in anticipation thereof) and the amount of any excess loss account Reasonably Expected By The Accountants to be required to be taken into income under Treasury Regulation
Section 1.1502-19 as a result of the Transaction (or any transaction undertaken in anticipation thereof) and (c) the amount of any other income or gain of the Company or any of its Subsidiaries that is Reasonably Expected By The Accountants to be required to be recognized for federal income Tax purposes (including pursuant to Code Section 355(e) and (f)) as a result of the Transaction (or any transaction undertaken in anticipation thereof) over (II) the amount of any net operating loss (in excess of the amount of any income or gain of the Company or any of its Subsidiaries for the Pre-Closing Period, other than the income or gain set forth in clause (I) above) of the Company or any of its Subsidiaries arising in the Pre-Closing Period that is Reasonably Expected By The Accountants to be allowable (without restriction or limitation) under federal income Tax law to offset the income or gain set forth in clause (I) above for the taxable period of the Company ending on the date of the Merger.

          "ESTIMATED 311(B) GAIN" shall mean the excess, if any, of (a) the sum of (i) the product of the number of shares of Spinco stock outstanding on the Distribution Date after the Distribution and the Spinco Stock Price and (ii) the product of (A) the number of Share Equivalents or other equity-based derivatives in Spinco outstanding on the date of the Distribution after the Distribution and
(B) the excess, if any, of the Spinco Stock Price over the exercise price of such Share Equivalents or derivatives over (b) the federal income Tax basis (other than any basis in respect of which loss is Reasonably Expected By The Accountants to be disallowed under Treasury Regulation Section 1.1502-20), as Reasonably Expected By The Accountants, of the Company in the stock of Spinco (provided that such basis shall have been reduced by the amount, as Reasonably Expected By The Accountants, of any liability for federal income Tax purposes (or any capital lease obligation) of the Company that is assumed by Spinco or any Subsidiary of Spinco, or to which assets received by Spinco or any Subsidiary of Spinco are taken subject to).

          "EXCHANGE" shall mean the New York Stock Exchange or such other national securities exchange or automated quotation system of a registered securities association as the Spinco stock is to be traded on.

          "OUTSTANDING SHARES" shall mean the number of Shares issued and outstanding immediately prior to the Effective Time, excluding all Shares constituting Restricted Stock Awards pursuant to the 1989 Executive Stock Incentive Plan.

          "PRE-CLOSING PERIOD" shall mean the taxable periods (or portions thereof) ending, with respect to the Company, on or prior to the date of the Distribution.

          "RATE" shall mean the sum of the highest federal income Tax rate applicable to corporations under the Code on the date of the Distribution and four percent.

          "REASONABLY EXPECTED BY THE ACCOUNTANTS" shall mean that the taxpayer's position is "more likely than not" to prevail under the Code, as mutually agreed by (a) accountants designated by the Company and (b) at the election of the Company, either

PricewaterhouseCoopers, LLP, Detroit, or a Big Five accounting firm mutually selected by the Company and Parent.

         "RELEVANT DATE" shall mean the date of the Distribution, or if Spinco stock is not traded on the Exchange on such date, then the first date following the date of the Distribution on which the Spinco stock is so traded.

         "SPINCO STOCK PRICE" shall mean the average of the high and the low trading prices on the Relevant Date of Spinco stock on the Exchange, as reported in The Wall Street Journal.

          "TAX AMOUNT" shall mean the product of the Rate and the Estimated
Gain.